Exhibit 99.1
News Release

Contact:
Investors	Media
Ankur Vyas	Hugh Suhr
(404) 827-6714	(404) 827-6813
For Immediate Release
April 20, 2015

SunTrust Reports First Quarter 2015 Results
Continued Efficiency Progress and Asset Quality Improvements Drive Solid Earnings Growth

ATLANTA -- SunTrust Banks, Inc. (NYSE: STI) today reported net income available to common shareholders of $411 million, or $0.78 per average common diluted share, representing a 7% per share increase compared to the first quarter of 2014.

Earnings in the prior quarter were $378 million, or $0.72 per average common diluted share, and included a $145 million legal provision expense related to legacy mortgage matters. Excluding the impact of this expense, adjusted earnings per share for the prior quarter were $0.88.

“Continued expense discipline and strong asset quality performance, coupled with growth in noninterest income, contributed to solid performance in the first quarter and helped to mitigate the impact of the persistent low rate environment,”  said William H. Rogers, Jr., chairman and CEO of SunTrust Banks, Inc. “As we look forward, we remain focused on deepening client relationships and executing our strategic priorities, particularly improving returns and efficiency, to further enhance shareholder value.”

First quarter 2015 Financial Highlights
Income Statement

•	Net income available to common shareholders was $411 million, or $0.78 per average common diluted share, a 7% increase, per share, over the first quarter of 2014.

•	Total revenues declined 2% compared to the prior quarter and the first quarter of 2014 due to a decline in net interest income.

•
Noninterest income increased 3%, both sequentially and compared to the first quarter of 2014, based largely on higher mortgage production-related income, as well as a gain realized upon the sale of legacy affordable housing properties during the current quarter.

•
Noninterest expense decreased $130 million compared to the prior quarter, primarily driven by the impact of the $145 million legal provision expense related to legacy mortgage matters in the prior quarter. Excluding this impact, noninterest expense increased $15 million, as seasonally higher compensation and benefits expenses were partially offset by declines in other expense categories.

◦	Noninterest expense declined 6% compared to the first quarter of 2014 due to declines in most expense categories and the sale of RidgeWorth Capital Management in the second quarter of 2014.

•	The efficiency and tangible efficiency ratios in the current quarter were 64.2% and 63.9%, respectively.

Balance Sheet

•
Average total loans for the current quarter increased 4% compared to the first quarter of 2014, while loan sales and transfers of loans to held-for-sale during the latter part of the prior quarter resulted in stable average loans on a sequential quarter basis.

•	Average client deposits increased 3% sequentially and 9% compared to the first quarter of 2014.

Capital

•
Estimated capital ratios continued to be well above regulatory requirements. The Basel III Common Equity Tier 1 ratio and Tier 1 Capital ratios were estimated to be 9.8% and 10.8%, respectively, as of March 31, 2015, on a fully phased-in basis.

•	During the quarter, the Company:

◦	Repurchased $115 million of common shares.

◦	Announced its capital plan, which includes:

▪	The purchase of up to $875 million of its common shares between the second quarter of 2015 and the second quarter of 2016.

▪	A 20% increase in the quarterly common stock dividend from $0.20 per share to $0.24 per share, beginning in the second quarter of 2015, subject to approval by the Company's Board of Directors.

•	Book value per share was $42.21, and tangible book value per share was $30.49, both up 2% sequentially. The increase was primarily due to growth in retained earnings.

Asset Quality

•	Asset quality continued to improve, as nonperforming loans declined 3% from the prior quarter and totaled 0.46% of total loans at March 31, 2015.

•	Net charge-offs for the current quarter were $99 million, representing 0.30% of average loans on an annualized basis, relatively stable to the prior quarter and the first quarter of 2014.

•
The provision for credit losses decreased $19 million and $47 million compared to the prior quarter and the first quarter of 2014, respectively, driven by the continued improvement in asset quality, combined with lower loan growth in the current quarter.

•	At March 31, 2015, the allowance for loan losses to period-end loans ratio was 1.43%.

(Dollars in millions, except per-share data)
Income Statement (presented on a fully taxable-equivalent basis)	1Q 2014	4Q 2014	1Q 2015
Net income available to common shareholders	$393	$378	$411
Earnings per average common diluted share	0.73	0.72	0.78
Adjusted earnings per average common diluted share (1)	0.73	0.88	0.78
Total revenue	2,030	2,043	1,992
Net interest income	1,239	1,248	1,175
Provision for credit losses	102	74	55
Noninterest income	791	795	817
Noninterest expense	1,357	1,410	1,280
Net interest margin	3.19%	2.96%	2.83%

Balance Sheet
(Dollars in billions)
Average loans	$128.5	$133.4	$133.3
Average consumer and commercial deposits	128.4	136.9	140.5

Capital
Basel III capital ratios at period end (2) :
Tier 1 capital (transitional)	N/A	N/A	10.75%
Common Equity Tier 1 ("CET1") (transitional)	N/A	N/A	9.90%
Common Equity Tier 1 ("CET1") (fully phased-in)	N/A	N/A	9.80%
Total average shareholders’ equity to total average assets	12.28%	12.08%	12.24%

Asset Quality
Net charge-offs to average loans (annualized)	0.35%	0.28%	0.30%
Allowance for loan and lease losses to period-end loans	1.58%	1.46%	1.43%
Nonperforming loans to total loans	0.72%	0.48%	0.46%
(1) See page 22 for non-U.S. GAAP reconciliation
(2) Current period Tier 1 capital and CET1 ratios are estimated as of the date of this news release. Basel III Final Rules became effective for the Company on January 1, 2015; thus, Basel III capital ratios are not applicable ("N/A") in periods ending prior to January 1, 2015.

Consolidated Financial Performance Details
(Presented on a fully taxable-equivalent basis unless otherwise noted)
Revenue
Total revenue was $2.0 billion for the current quarter, a decrease of $51 million compared to the prior quarter. The decline was primarily driven by lower net interest income, partially offset by an increase in noninterest income, which benefited from higher mortgage production-related income. Compared to the first quarter of 2014, total revenue declined $38 million, driven largely by a decrease in net interest income and foregone RidgeWorth revenue, partially offset by higher mortgage production-related and capital markets-related income.
Net Interest Income
Net interest income was $1.2 billion for the current quarter, a decline of $73 million compared to the prior quarter. The decrease was primarily due to the expected decline in commercial loan swap income, higher mortgage-backed securities (MBS) premium amortization, and two fewer days in the current quarter. Compared to the first quarter of 2014, the $64 million decline in net interest income was driven by lower commercial loan swap income, higher MBS premium amortization expense, and lower loan yields, partially offset by growth in average earning assets.

Net interest margin for the current quarter was 2.83% compared to 2.96% in the prior quarter and 3.19% in the first quarter of 2014. The 13 basis point decline compared to the prior quarter was driven primarily by lower commercial loan swap income and higher MBS premium amortization expense. The 36 basis point decline in net interest margin compared to the first quarter of 2014 was due primarily to 32 and 53 basis point declines in loan and investment securities yields, respectively, due to the aforementioned factors, combined with the impact of the prolonged low interest rate environment on asset yields.
Noninterest Income
Noninterest income was $817 million for the current quarter, compared to $795 million for the prior quarter and $791 million for the first quarter of 2014. The $22 million increase from the prior quarter was due largely to increased mortgage-related and trading revenue, as well an $18 million gain on the sale of legacy affordable housing investments, partially offset by declines in other fee income categories. Compared to the first quarter of 2014, noninterest income increased $26 million, driven primarily by higher mortgage-related and capital markets-related income, as well as the gain on the sale of legacy affordable housing investments, partially offset by foregone RidgeWorth revenue.
Mortgage production-related income for the current quarter was $83 million compared to $61 million for the prior quarter and $43 million for the first quarter of 2014. The increase compared to both prior periods was due to higher mortgage production volume and improved gain-on-sale margins. Mortgage production volume increased 8% sequentially and 64% compared to the first quarter of 2014.
Mortgage servicing-related income was $43 million in the current quarter, compared to $53 million in the prior quarter and $54 million in the first quarter of 2014. The decline compared to the prior quarter was driven in large part by higher servicing asset decay expense arising from increased prepayment volume, combined with elevated servicing fees in the prior quarter that reflected seasonal activity. Compared to the first quarter of 2014, the $11 million decline was due to higher decay, partially offset by higher servicing fees from a larger servicing portfolio. The servicing portfolio was $142 billion at March 31, 2015, compared to $142 billion at December 31, 2014 and $135 billion at March 31, 2014.
Investment banking income was $97 million for the current quarter, compared to $109 million in the prior quarter and $88 million in the first quarter of 2014. The sequential quarter decline was due primarily to a decline in syndicated finance activity, partially offset by higher equity origination and debt capital markets fees. Compared to the first quarter of 2014, the increase was due to higher equity origination fees. Trading income was $55 million for the current quarter, compared to $40 million for the prior quarter and $49 million in the first quarter of 2014. The sequential quarter increase was driven by an increase in fixed income-related trading revenue. Compared to the first quarter of 2014, the increase was driven largely by a decline in mark-to-market valuation losses on the Company's debt carried at fair value.
Trust and investment management income was $84 million in both the current and prior quarter and $130 million in the first quarter of 2014. The $46 million decline compared to the first quarter of 2014 was due entirely to foregone revenue resulting from the sale of RidgeWorth in the second quarter of 2014.
Other noninterest income was $63 million for the current quarter, compared to $42 million for the prior quarter and $38 million for the first quarter of 2014. The increase compared to both periods was primarily due to the aforementioned $18 million gain from the sale of legacy affordable housing investments in the current quarter.

Noninterest Expense
Noninterest expense for the current quarter was $1.3 billion, compared to $1.4 billion in both the prior quarter and the first quarter of 2014. The prior quarter included a $145 million legal provision for legacy mortgage matters. Excluding this expense, noninterest expense was increased slightly sequentially and declined $77 million, or 6%, compared to the first quarter of 2014. Compared to prior quarter, seasonally higher employee compensation was partially offset by declines in most expense categories. Compared to the first quarter of 2014, the decline was due to lower employee compensation and benefits expense in the current quarter, primarily driven by a reduction in expenses related to the RidgeWorth sale, as well as reductions in other expense categories resulting from the Company's efficiency efforts, together with the recognition of a $36 million impairment of certain legacy affordable housing investments during the first quarter of 2014.
Employee compensation and benefits expense was $771 million in the current quarter, compared to $670 million in the prior quarter and $800 million in the first quarter of 2014. The sequential increase of $101 million was due to the seasonal increase in employee benefits and FICA taxes, as well as normalized levels of incentive compensation and medical expenses. The $29 million decrease from the first quarter of 2014 was largely a result of the sale of RidgeWorth.
Operating losses were $14 million in the current quarter, compared to $174 million in the prior quarter, which included the $145 million legal provision related to legacy mortgage matters, and $21 million in the first quarter of 2014. Compared to both prior periods, excluding the $145 million legal provision in the prior quarter, the declines were primarily due to recoveries of previously recorded mortgage-related losses.
Outside processing and software expense was $189 million in the current quarter, compared to $206 million in the prior quarter and $170 million in the first quarter of 2014. The $17 million sequential decline was primarily due to elevated costs in the prior quarter, as a result of timing of rendering certain services in addition to the replacement cost of specific software. The $19 million increase compared to first quarter of 2014 was due to higher utilization of certain third-party services, higher mortgage production volume, and higher software-related expenses tied to technology investments.
Marketing and customer development expense was $27 million in the current quarter, compared to $43 million in the prior quarter and $25 million in the first quarter of 2014. Compared to the prior quarter, the $16 million decrease was driven largely by a seasonal decline in advertising expenses.
FDIC premium and regulatory costs were $37 million in the current quarter, compared to $32 million in the prior quarter, and $40 million in the first quarter of 2014. The sequential increase reflected growth in average deposits during 2014, resulting in higher FDIC insurance premiums. Compared to the first quarter of 2014, the decline was driven by lower FDIC insurance premiums arising from improvements in the Company's risk profile.
Other noninterest expense was $111 million in the current quarter, compared to $146 million in the prior quarter and $168 million in the first quarter of 2014. The $35 million sequential decrease was primarily driven by a decline in legal and consulting fees alongside $17 million in recoveries of previously recognized losses related to the financial crisis. The $57 million decrease compared to the first quarter of 2014 was driven primarily by the recognition of a $36 million impairment of legacy affordable housing assets during the first quarter of 2014 and the current quarter recoveries of previously recognized losses related to the financial crisis.
Income Taxes
For the current quarter, the Company recorded an income tax provision of $191 million, compared to $128 million for the prior quarter and $125 million for the first quarter of 2014. The effective tax rate for the current quarter was approximately 31%, compared to approximately 28% in the prior quarter, which excludes the tax impact ($57 million) of the $145 million legal provision expense, and 23% in the first quarter of 2014. The effective tax rate in the first quarter of 2014 was favorably impacted by certain discrete items.

Balance Sheet
At March 31, 2015, the Company had total assets of $189.9 billion and shareholders’ equity of $23.3 billion, representing 12% of total assets. Book value per share was $42.21, and tangible book value per share was $30.49, both up 2% compared to December 31, 2014, driven by growth in retained earnings.
Loans
Average performing loans were $132.7 billion for the current quarter, unchanged compared to the prior quarter, and up 4% over the first quarter of 2014. Sequentially, average C&I loans and average consumer direct loans increased $1.2 billion and $402 million, respectively. Average consumer indirect loans and average guaranteed student loans declined $880 million and $403 million, respectively, reflecting the impact of loan sales and transfers to held for sale during the latter part of the prior quarter. Compared to the first quarter of 2014, average performing loans increased $5.1 billion, or 4%, with growth across most portfolios other than residential, guaranteed student, and consumer indirect loans.
Deposits
Average client deposits for the current quarter were $140.5 billion, compared to $136.9 billion in the prior quarter and $128.4 billion in the first quarter of 2014. Sequentially, average client deposits increased 3% due to a $2.8 billion, or 9%, increase in NOW account balances and a $1.3 billion, or 3%, increase in money market account balances. Partially offsetting this growth in lower-cost deposits was a $0.3 billion, or 3%, decline in time deposits. Compared to the first quarter of 2014, average client deposits increased 9%, driven by increases in lower-cost deposits, partially offset by a $2.1 billion, or 16%, decrease in time deposits.
Capital and Liquidity
The Company’s estimated capital ratios are well above current regulatory requirements with Basel III Common Equity Tier 1 and Basel III Tier 1 capital ratios at an estimated 9.8% and 10.8%, respectively, at March 31, 2015, on a fully phased-in basis. The ratios of total average equity to total average assets and tangible equity to tangible assets were 12.24% and 9.34%, respectively, at March 31, 2015. The Company continues to have substantial available liquidity in the form of its client deposit base, cash, high-quality government-backed securities, and other available funding sources.
During the first quarter, the Company declared a common stock dividend of $0.20 per common share, consistent with the prior quarter and up $0.10 per share from the first quarter of 2014. Additionally, during the current quarter, the Company repurchased $115 million of its outstanding common stock, which completed the authorized share repurchases in conjunction with the 2014 capital plan.
In March, the Company announced that the Federal Reserve had no objections to the repurchase of up to $875 million of the Company's outstanding common stock to be completed between the second quarter of 2015 and the second quarter of 2016, as part of the Company's capital plan submitted in connection with the 2015 CCAR. Additionally, subject to Board approval, the Company intends to increase its quarterly common stock dividend 20% to $0.24 per common share beginning in the second quarter of 2015 and maintain the current level of dividend payments on its preferred stock.

Asset Quality
Total nonperforming assets were $696 million at March 31, 2015, down 11% compared to the prior quarter and 36% compared to the first quarter of 2014. At March 31, 2015, the percentage of nonperforming loans to total loans was 0.46% compared to 0.48% at December 31, 2014. Other real estate owned totaled $79 million, a 20% decrease from the prior quarter and a 48% decrease from the first quarter of 2014.
The provision for credit losses was $55 million, a decline of $19 million from the prior quarter and $47 million from the first quarter of 2014, driven by the continued improvement in asset quality and lower loan growth in the current quarter. Net charge-offs were $99 million during the current quarter, relatively stable to the prior quarter and the prior year. The ratio of annualized net charge-offs to total average loans was 0.30% during the current quarter, compared to 0.28% during the prior quarter and 0.35% during the first quarter of 2014.
At March 31, 2015, the allowance for loan and lease losses was $1.9 billion, which represented 1.43% of total loans, a $44 million and 3 basis point decline from December 31, 2014. The decline was primarily due to the continued improvement in asset quality during the quarter.
Early stage delinquencies declined 8 basis points from the prior quarter to 0.56% at March 31, 2015. Excluding government-guaranteed loans, early stage delinquencies were 0.26%, down 4 basis points from the prior quarter.
Accruing restructured loans totaled $2.6 billion and nonaccruing restructured loans totaled $255 million at March 31, 2015, of which $2.6 billion were residential loans, $126 million were consumer loans, and $109 million were commercial loans.

OTHER INFORMATION
Business Segment Results
The Company has included business segment financial tables as part of this release. The Company’s business segments include: Consumer Banking and Private Wealth Management, Wholesale Banking, and Mortgage Banking. All revenue in the business segment tables is reported on a fully taxable-equivalent basis. For the business segments, results include net interest income, which is computed using matched-maturity funds transfer pricing. Further, provision for credit losses represents net charge-offs by segment combined with an allocation to the segments of the provision attributable to quarterly changes in the allowance for loan and lease losses and unfunded commitment reserve balances. SunTrust also reports results for Corporate Other, which includes the Treasury department as well as the residual expense associated with operational and support expense allocations. The Corporate Other segment also includes differences created between internal management accounting practices and U.S. Generally Accepted Accounting Principles ("U.S. GAAP") and certain matched-maturity funds transfer pricing credits and charges. A detailed discussion of the business segment results will be included in the Company’s forthcoming Form 10-Q.
Corresponding Financial Tables and Information
Investors are encouraged to review the foregoing summary and discussion of SunTrust’s earnings and financial condition in conjunction with the detailed financial tables and information which SunTrust has also published today and SunTrust’s forthcoming Form 10-Q. Detailed financial tables and other information are also available at investors.suntrust.com. This information is also included in a current report on Form 8-K furnished with the SEC today.
Conference Call
SunTrust management will host a conference call on April 20, 2015, at 8:00 a.m. (Eastern Time) to discuss the earnings results and business trends. Individuals may call in beginning at 7:45 a.m. (Eastern Time) by dialing 1-888-972-7805 (Passcode: 1Q15). Individuals calling from outside the United States should dial 1-517-308-9091 (Passcode: 1Q15). A replay of the call will be available approximately one hour after the call ends on April 20, 2015, and will remain available until May 20, 2015, by dialing 1-800-568-6276 (domestic) or 1-402-344-6819 (international). Alternatively, individuals may listen to the live webcast of the presentation by visiting the SunTrust investor relations website at investors.suntrust.com. Beginning the afternoon of April 20, 2015, listeners may access an archived version of the webcast in the “Events & Presentations” section of the investor relations website. This webcast will be archived and available for one year.
SunTrust Banks, Inc., headquartered in Atlanta, is one of the nation’s largest banking organizations, serving a broad range of consumer, commercial, corporate and institutional clients. The Company operates an extensive branch and ATM network throughout the Southeast and Mid-Atlantic States and a full array of technology-based, 24-hour delivery channels. The Company also serves clients in selected markets nationally. Its primary businesses include deposit, credit, and trust and investment management services. Through various subsidiaries, the Company provides mortgage banking, insurance, brokerage, equipment leasing, and capital markets services. SunTrust’s Internet address is www.suntrust.com.
Important Cautionary Statement About Forward-Looking Statements

This news release includes non-GAAP financial measures to describe SunTrust’s performance. The reconciliations of those measures to GAAP measures are provided within or in the appendix to this news release. In this news release, the Company presents net interest income and net interest margin on a fully taxable-equivalent (“FTE”) basis, and ratios on an annualized basis. The FTE basis adjusts for the tax-favored status of income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of net interest income and provides relevant comparison between taxable and non-taxable amounts.

This news release contains forward-looking statements. Statements regarding potential future share repurchases, and future expected dividends are forward-looking statements. Also, any statement that does not describe historical or current facts is a forward-looking statement. These statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “forecast,” “goals,” “targets,” “initiatives,” “focus,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would,” and “could.” Forward-looking statements are based upon the current beliefs and expectations of management and on information currently available to management. Our statements speak as of the date hereof, and we do not assume any obligation to update these statements or to update the reasons why actual results could differ from those contained in such statements in light of new information or future events.

Forward-looking statements are subject to significant risks and uncertainties. Investors are cautioned against placing undue reliance on such statements. Actual results may differ materially from those set forth in the forward looking statements. Future dividends, and the amount of any such dividend, must be declared by our board of directors in the future in their discretion. Also, future share repurchases and the timing of any such repurchase are subject to market conditions and management's discretion. Additional factors that could cause actual results to differ materially from those described in the forward-looking statements can be found in Part I, “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2014 and in other periodic reports that we file with the SEC.

SunTrust Banks, Inc. and Subsidiaries
FINANCIAL HIGHLIGHTS
(Dollars in millions and shares in thousands, except per share data) (Unaudited)

	Three Months Ended March 31%
	2015	2014	Change
EARNINGS & DIVIDENDS
Net income	$429	$405	6%
Net income available to common shareholders	411	393	5
Total revenue - FTE [1,2]	1,992	2,030	(2)
Net income per average common share:
Diluted	0.78	0.73	7
Basic	0.79	0.74	7
Dividends paid per common share	0.20	0.10	100
CONDENSED BALANCE SHEETS
Selected Average Balances:
Total assets	$189,265	$176,971	7%
Earning assets	168,179	157,343	7
Loans	133,338	128,525	4
Intangible assets including MSRs	7,502	7,666	(2)
MSRs	1,152	1,265	(9)
Consumer and commercial deposits	140,476	128,396	9
Brokered time and foreign deposits	1,250	2,013	(38)
Total shareholders’ equity	23,172	21,727	7
Preferred stock	1,225	725	69
Period End Balances:
Total assets	189,881	179,542	6
Earning assets	168,269	158,487	6
Loans	132,380	129,196	2
Allowance for loan and lease losses ("ALLL")	1,893	2,040	(7)
Consumer and commercial deposits	143,239	130,933	9
Brokered time and foreign deposits	1,184	2,023	(41)
Total shareholders’ equity	23,260	21,817	7
FINANCIAL RATIOS & OTHER DATA
Return on average total assets	0.92%	0.93%	(1)%
Return on average common shareholders’ equity	7.59	7.59	—
Return on average tangible common shareholders' equity [1]	10.53	10.78	(2)
Net interest margin [2]	2.83	3.19	(11)
Efficiency ratio [2]	64.23	66.83	(4)
Tangible efficiency ratio [1,2]	63.91	66.65	(4)
Effective tax rate	31	23	35
Basel III capital ratios at period end (transitional) [3]:
CET1	9.90%	N/A
Tier 1 capital	10.75	N/A
Total capital	12.70	N/A
Leverage	9.40	N/A
Basel III fully phased-in CET1 ratio [3]	9.80	N/A
Basel I capital ratios at period end [3]:
Tier 1 common	N/A	9.90%
Tier 1 capital	N/A	10.88
Total capital	N/A	12.81
Tier 1 leverage	N/A	9.57
Total average shareholders’ equity to total average assets	12.24	12.28	—
Tangible equity to tangible assets [1]	9.34	9.01	4

Book value per common share	$42.21	$39.44	7
Tangible book value per common share [1]	30.49	27.82	10
Market capitalization	21,450	21,279	1
Average common shares outstanding:
Diluted	526,837	536,992	(2)
Basic	521,020	531,162	(2)
Full-time equivalent employees	24,466	25,925	(6)
Number of ATMs	2,176	2,243	(3)
Full service banking offices	1,444	1,501	(4)

[1]	See Appendix A for reconcilements of non-U.S. GAAP performance measures.

[2]
Total revenue, net interest margin, and efficiency ratios are presented on a fully taxable-equivalent (“FTE”) basis. The FTE basis adjusts for the tax-favored status of net interest income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of net interest income and it enhances comparability of net interest income arising from taxable and tax-exempt sources. Total revenue - FTE equals net interest income on a FTE basis plus noninterest income.

3 Current period capital ratios are estimated as of the earnings release date. Basel III Final Rules became effective for the Company on January 1, 2015; thus, Basel III capital ratios are not applicable ("N/A") in periods ending prior to January 1, 2015 and Basel I capital ratios are N/A in periods ending subsequent to January 1, 2015.

SunTrust Banks, Inc. and Subsidiaries
FIVE QUARTER FINANCIAL HIGHLIGHTS
(Dollars in millions and shares in thousands, except per share data) (Unaudited)

	Three Months Ended
	March 31	December 31	September 30	June 30	March 31
	2015	2014	2014	2014	2014
EARNINGS & DIVIDENDS
Net income	$429	$394	$576	$399	$405
Net income available to common shareholders	411	378	563	387	393
Adjusted net income available to common shareholders [1]	411	466	433	436	393
Total revenue - FTE [1,2]	1,992	2,043	2,031	2,201	2,030
Total revenue - FTE, excluding gain on sale of asset management subsidiary [1,2]	1,992	2,043	2,031	2,096	2,030
Net income per average common share:
Diluted	0.78	0.72	1.06	0.72	0.73
Adjusted diluted [1]	0.78	0.88	0.81	0.81	0.73
Basic	0.79	0.72	1.07	0.73	0.74
Dividends paid per common share	0.20	0.20	0.20	0.20	0.10
CONDENSED BALANCE SHEETS
Selected Average Balances:
Total assets	$189,265	$188,341	$183,433	$179,820	$176,971
Earning assets	168,179	167,227	163,688	160,373	157,343
Loans	133,338	133,438	130,747	130,734	128,525
Intangible assets including MSRs	7,502	7,623	7,615	7,614	7,666
MSRs	1,152	1,272	1,262	1,220	1,265
Consumer and commercial deposits	140,476	136,892	132,195	130,472	128,396
Brokered time and foreign deposits	1,250	1,399	1,624	1,893	2,013
Total shareholders’ equity	23,172	22,754	22,191	21,994	21,727
Preferred stock	1,225	1,024	725	725	725
Period End Balances:
Total assets	189,881	190,328	186,818	182,559	179,542
Earning assets	168,269	168,678	165,434	162,422	158,487
Loans	132,380	133,112	132,151	129,744	129,196
ALLL	1,893	1,937	1,968	2,003	2,040
Consumer and commercial deposits	143,239	139,234	135,077	131,792	130,933
Brokered time and foreign deposits	1,184	1,333	1,430	1,493	2,023
Total shareholders’ equity	23,260	23,005	22,269	22,131	21,817
FINANCIAL RATIOS & OTHER DATA
Return on average total assets	0.92%	0.83%	1.25%	0.89%	0.93%
Return on average common shareholders’ equity	7.59	6.91	10.41	7.29	7.59
Return on average tangible common shareholders' equity [1]	10.53	9.62	14.59	10.29	10.78
Net interest margin [2]	2.83	2.96	3.03	3.11	3.19
Efficiency ratio [2]	64.23	69.00	62.03	68.93	66.83
Tangible efficiency ratio [1,2]	63.91	68.44	61.69	68.77	66.65
Effective tax rate	31	25	10	30	23
Basel III capital ratios at period end (transitional) [3]:
CET1	9.90%	N/A	N/A	N/A	N/A
Tier 1 capital	10.75	N/A	N/A	N/A	N/A
Total capital	12.70	N/A	N/A	N/A	N/A
Leverage	9.40	N/A	N/A	N/A	N/A
Basel III fully phased-in CET1 ratio [3]	9.80	N/A	N/A	N/A	N/A
Basel I capital ratios at period end [3]:
Tier 1 common	N/A	9.60%	9.63%	9.72%	9.90%
Tier 1 capital	N/A	10.80	10.54	10.66	10.88
Total capital	N/A	12.51	12.32	12.53	12.81
Tier 1 leverage	N/A	9.64	9.51	9.56	9.57
Total average shareholders’ equity to total average assets	12.24	12.08	12.10	12.23	12.28
Tangible equity to tangible assets [1]	9.34	9.17	8.94	9.07	9.01

Book value per common share	$42.21	$41.52	$40.85	$40.18	$39.44
Tangible book value per common share [1]	30.49	29.82	29.21	28.64	27.82
Market capitalization	21,450	21,978	20,055	21,344	21,279
Average common shares outstanding:
Diluted	526,837	527,959	533,230	535,486	536,992
Basic	521,020	521,775	527,402	529,764	531,162
Full-time equivalent employees	24,466	24,638	25,074	25,841	25,925
Number of ATMs	2,176	2,187	2,192	2,212	2,243
Full service banking offices	1,444	1,445	1,454	1,473	1,501

[1]	See Appendix A for reconcilements of non-U.S. GAAP performance measures.

[2]
Total revenue, net interest margin, and efficiency ratios are presented on a fully taxable-equivalent (“FTE”) basis. The FTE basis adjusts for the tax-favored status of net interest income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of net interest income and it enhances comparability of net interest income arising from taxable and tax-exempt sources. Total revenue - FTE equals net interest income on a FTE basis plus noninterest income.

3 Current period capital ratios are estimated as of the earnings release date. Basel III Final Rules became effective for the Company on January 1, 2015; thus, Basel III capital ratios are not applicable ("N/A") in periods ending prior to January 1, 2015 and Basel I capital ratios are N/A in periods ending subsequent to January 1, 2015.

SunTrust Banks, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in millions and shares in thousands, except per share data) (Unaudited)

	Three Months Ended		(Decrease)/Increase
	March 31
	2015	2014	Amount	% [2]
Interest income	$1,272	$1,336	($64)	(5)%
Interest expense	132	132	—	—
NET INTEREST INCOME	1,140	1,204	(64)	(5)
Provision for credit losses	55	102	(47)	(46)
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	1,085	1,102	(17)	(2)
NONINTEREST INCOME
Service charges on deposit accounts	151	155	(4)	(3)
Other charges and fees	89	88	1	1
Card fees	80	76	4	5
Investment banking income	97	88	9	10
Trading income	55	49	6	12
Trust and investment management income	84	130	(46)	(35)
Retail investment services	72	71	1	1
Mortgage production related income	83	43	40	93
Mortgage servicing related income	43	54	(11)	(20)
Net securities losses	—	(1)	(1)	(100)
Other noninterest income	63	38	25	66
Total noninterest income	817	791	26	3
NONINTEREST EXPENSE
Employee compensation and benefits	771	800	(29)	(4)
Outside processing and software	189	170	19	11
Net occupancy expense	84	86	(2)	(2)
Equipment expense	40	44	(4)	(9)
FDIC premium/regulatory exams	37	40	(3)	(8)
Marketing and customer development	27	25	2	8
Operating losses	14	21	(7)	(33)
Amortization	7	3	4	NM
Other noninterest expense	111	168	(57)	(34)
Total noninterest expense	1,280	1,357	(77)	(6)
INCOME BEFORE PROVISION FOR INCOME TAXES	622	536	86	16
Provision for income taxes	191	125	66	53
NET INCOME INCLUDING INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	431	411	20	5
Net income attributable to noncontrolling interest	2	6	(4)	(67)
NET INCOME	$429	$405	$24	6%
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$411	$393	$18	5%
Net interest income - FTE [1]	1,175	1,239	(64)	(5)
Net income per average common share:
Diluted	0.78	0.73	0.05	7
Basic	0.79	0.74	0.05	7
Cash dividends paid per common share	0.20	0.10	0.10	100
Average common shares outstanding:
Diluted	526,837	536,992	(10,155)	(2)
Basic	521,020	531,162	(10,142)	(2)

1 Net interest income includes the effects of FTE adjustments using a federal tax rate of 35% and state income taxes where applicable to increase tax-exempt interest income to a taxable-equivalent basis. See Appendix A for a reconcilement of this non-U.S. GAAP measure to the related U.S.GAAP measure.
2 “NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries
FIVE QUARTER CONSOLIDATED STATEMENTS OF INCOME
(Dollars in millions and shares in thousands, except per share data) (Unaudited)

	Three Months Ended				Three Months Ended
	March 31	December 31	(Decrease)/Increase		September 30	June 30	March 31
	2015	2014	Amount	% [2]	2014	2014	2014
Interest income	$1,272	$1,349	($77)	(6)%	$1,353	$1,346	$1,336
Interest expense	132	138	(6)	(4)	138	137	132
NET INTEREST INCOME	1,140	1,211	(71)	(6)	1,215	1,209	1,204
Provision for credit losses	55	74	(19)	(26)	93	73	102
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	1,085	1,137	(52)	(5)	1,122	1,136	1,102
NONINTEREST INCOME
Service charges on deposit accounts	151	162	(11)	(7)	169	160	155
Other charges and fees	89	94	(5)	(5)	95	91	88
Card fees	80	82	(2)	(2)	81	82	76
Investment banking income	97	109	(12)	(11)	88	119	88
Trading income	55	40	15	38	46	47	49
Trust and investment management income	84	84	—	—	93	116	130
Retail investment services	72	73	(1)	(1)	76	76	71
Mortgage production related income	83	61	22	36	45	52	43
Mortgage servicing related income	43	53	(10)	(19)	44	45	54
Net securities losses	—	(5)	(5)	(100)	(9)	(1)	(1)
Other noninterest income	63	42	21	50	52	170	38
Total noninterest income	817	795	22	3	780	957	791
NONINTEREST EXPENSE
Employee compensation and benefits	771	670	101	15	730	763	800
Outside processing and software	189	206	(17)	(8)	184	181	170
Net occupancy expense	84	86	(2)	(2)	84	83	86
Equipment expense	40	42	(2)	(5)	41	42	44
FDIC premium/regulatory exams	37	32	5	16	29	40	40
Marketing and customer development	27	43	(16)	(37)	35	30	25
Operating losses	14	174	(160)	(92)	29	218	21
Amortization	7	11	(4)	(36)	7	4	3
Other noninterest expense	111	146	(35)	(24)	120	156	168
Total noninterest expense	1,280	1,410	(130)	(9)	1,259	1,517	1,357
INCOME BEFORE PROVISION FOR INCOME TAXES	622	522	100	19	643	576	536
Provision for income taxes	191	128	63	49	67	173	125
NET INCOME INCLUDING INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	431	394	37	9	576	403	411
Net income attributable to noncontrolling interest	2	—	2	NM	—	4	6
NET INCOME	$429	$394	$35	9%	$576	$399	$405
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$411	$378	$33	9%	$563	$387	$393
Net interest income - FTE [1]	1,175	1,248	(73)	(6)	1,251	1,244	1,239
Net income per average common share:
Diluted	0.78	0.72	0.06	8	1.06	0.72	0.73
Basic	0.79	0.72	0.07	10	1.07	0.73	0.74
Cash dividends paid per common share	0.20	0.20	—	—	0.20	0.20	0.10
Average common shares outstanding:
Diluted	526,837	527,959	(1,122)	—	533,230	535,486	536,992
Basic	521,020	521,775	(755)	—	527,402	529,764	531,162

1 Net interest income includes the effects of FTE adjustments using a federal tax rate of 35% and state income taxes where applicable to increase tax-exempt interest income to a taxable-equivalent basis. See Appendix A for a reconcilement of this non-U.S. GAAP measure to the related U.S. GAAP measure.
2 “NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
(Dollars in millions and shares in thousands, except per share data) (Unaudited)

	March 31		(Decrease)/Increase
	2015	2014	Amount	% [2]
ASSETS
Cash and due from banks	$6,483	$6,978	($495)	(7)%
Federal funds sold and securities borrowed or purchased under agreements to resell	1,233	907	326	36
Interest-bearing deposits in other banks	22	22	—	—
Trading assets and derivatives	6,595	4,848	1,747	36
Securities available for sale	26,761	23,302	3,459	15
Loans held for sale ("LHFS")	3,404	1,488	1,916	NM
Loans held for investment:
Commercial and industrial ("C&I")	65,574	58,828	6,746	11
Commercial real estate ("CRE")	6,389	5,961	428	7
Commercial construction	1,484	920	564	61
Residential mortgages - guaranteed	655	3,295	(2,640)	(80)
Residential mortgages - nonguaranteed	23,419	24,331	(912)	(4)
Residential home equity products	13,954	14,637	(683)	(5)
Residential construction	417	532	(115)	(22)
Consumer student loans - guaranteed	4,337	5,533	(1,196)	(22)
Consumer other direct	4,937	3,109	1,828	59
Consumer indirect	10,336	11,339	(1,003)	(9)
Consumer credit cards	878	711	167	23
Total loans held for investment	132,380	129,196	3,184	2
Allowance for loan and lease losses ("ALLL")	(1,893)	(2,040)	(147)	(7)
Net loans held for investment	130,487	127,156	3,331	3
Goodwill	6,337	6,377	(40)	(1)
Other intangible assets	1,193	1,282	(89)	(7)
Other real estate owned ("OREO")	79	151	(72)	(48)
Other assets	7,287	7,031	256	4
Total assets [1]	$189,881	$179,542	$10,339	6%
LIABILITIES
Deposits:
Noninterest-bearing consumer and commercial deposits	$42,376	$39,792	$2,584	6%
Interest-bearing consumer and commercial deposits:
NOW accounts	34,574	29,151	5,423	19
Money market accounts	49,430	43,196	6,234	14
Savings	6,304	6,217	87	1
Consumer time	6,670	8,102	(1,432)	(18)
Other time	3,885	4,475	(590)	(13)
Total consumer and commercial deposits	143,239	130,933	12,306	9
Brokered time deposits	884	2,023	(1,139)	(56)
Foreign deposits	300	—	300	NM
Total deposits	144,423	132,956	11,467	9
Funds purchased	1,299	1,269	30	2
Securities sold under agreements to repurchase	1,845	2,133	(288)	(14)
Other short-term borrowings	1,438	5,277	(3,839)	(73)
Long-term debt	13,012	11,565	1,447	13
Trading liabilities and derivatives	1,459	1,041	418	40
Other liabilities	3,145	3,484	(339)	(10)
Total liabilities	166,621	157,725	8,896	6
SHAREHOLDERS' EQUITY
Preferred stock, no par value	1,225	725	500	69
Common stock, $1.00 par value	550	550	—	—
Additional paid in capital	9,074	9,107	(33)	—
Retained earnings	13,600	12,278	1,322	11
Treasury stock, at cost, and other	(1,124)	(643)	481	75
Accumulated other comprehensive loss	(65)	(200)	(135)	(68)
Total shareholders' equity	23,260	21,817	1,443	7
Total liabilities and shareholders' equity	$189,881	$179,542	$10,339	6%

Common shares outstanding	522,031	534,780	(12,749)	(2)%
Common shares authorized	750,000	750,000	—	—
Preferred shares outstanding	12	7	5	71
Preferred shares authorized	50,000	50,000	—	—
Treasury shares of common stock	27,890	15,141	12,749	84
1 Includes earning assets of $168,269 and $158,487 at March 31, 2015 and 2014, respectively.
2 “NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries
FIVE QUARTER CONSOLIDATED BALANCE SHEETS
(Dollars in millions and shares in thousands, except per share data) (Unaudited)

	March 31	December 31	(Decrease)/Increase		September 30	June 30	March 31
	2015	2014	Amount	%	2014	2014	2014
ASSETS
Cash and due from banks	$6,483	$7,047	($564)	(8)%	$7,178	$5,681	$6,978
Federal funds sold and securities borrowed or purchased under agreements to resell	1,233	1,160	73	6	1,125	1,156	907
Interest-bearing deposits in other banks	22	22	—	—	22	22	22
Trading assets and derivatives	6,595	6,202	393	6	5,782	5,141	4,848
Securities available for sale	26,761	26,770	(9)	—	26,162	24,015	23,302
LHFS	3,404	3,232	172	5	1,739	4,046	1,488
Loans held for investment:
C&I	65,574	65,440	134	—	63,140	61,337	58,828
CRE	6,389	6,741	(352)	(5)	6,704	6,105	5,961
Commercial construction	1,484	1,211	273	23	1,250	1,096	920
Residential mortgages - guaranteed	655	632	23	4	651	661	3,295
Residential mortgages - nonguaranteed	23,419	23,443	(24)	—	23,718	24,173	24,331
Residential home equity products	13,954	14,264	(310)	(2)	14,389	14,519	14,637
Residential construction	417	436	(19)	(4)	464	508	532
Consumer student loans - guaranteed	4,337	4,827	(490)	(10)	5,314	5,420	5,533
Consumer other direct	4,937	4,573	364	8	4,110	3,675	3,109
Consumer indirect	10,336	10,644	(308)	(3)	11,594	11,501	11,339
Consumer credit cards	878	901	(23)	(3)	817	749	711
Total loans held for investment	132,380	133,112	(732)	(1)	132,151	129,744	129,196
ALLL	(1,893)	(1,937)	(44)	(2)	(1,968)	(2,003)	(2,040)
Net loans held for investment	130,487	131,175	(688)	(1)	130,183	127,741	127,156
Goodwill	6,337	6,337	—	—	6,337	6,337	6,377
Other intangible assets	1,193	1,219	(26)	(2)	1,320	1,277	1,282
OREO	79	99	(20)	(20)	112	136	151
Other assets	7,287	7,065	222	3	6,858	7,007	7,031
Total assets [1]	$189,881	$190,328	($447)	—%	$186,818	$182,559	$179,542
LIABILITIES
Deposits:
Noninterest-bearing consumer and commercial deposits	$42,376	$41,096	$1,280	3%	$42,542	$40,891	$39,792
Interest-bearing consumer and commercial deposits:
NOW accounts	34,574	33,326	1,248	4	28,414	29,243	29,151
Money market accounts	49,430	48,013	1,417	3	46,892	43,942	43,196
Savings	6,304	5,925	379	6	6,046	6,133	6,217
Consumer time	6,670	6,881	(211)	(3)	7,068	7,334	8,102
Other time	3,885	3,993	(108)	(3)	4,115	4,249	4,475
Total consumer and commercial deposits	143,239	139,234	4,005	3	135,077	131,792	130,933
Brokered time deposits	884	958	(74)	(8)	1,180	1,483	2,023
Foreign deposits	300	375	(75)	(20)	250	10	—
Total deposits	144,423	140,567	3,856	3	136,507	133,285	132,956
Funds purchased	1,299	1,276	23	2	1,000	1,053	1,269
Securities sold under agreements to repurchase	1,845	2,276	(431)	(19)	2,089	2,192	2,133
Other short-term borrowings	1,438	5,634	(4,196)	(74)	7,283	5,870	5,277
Long-term debt	13,012	13,022	(10)	—	12,942	13,155	11,565
Trading liabilities and derivatives	1,459	1,227	232	19	1,231	1,190	1,041
Other liabilities	3,145	3,321	(176)	(5)	3,497	3,683	3,484
Total liabilities	166,621	167,323	(702)	—	164,549	160,428	157,725
SHAREHOLDERS’ EQUITY
Preferred stock, no par value	1,225	1,225	—	—	725	725	725
Common stock, $1.00 par value	550	550	—	—	550	550	550
Additional paid in capital	9,074	9,089	(15)	—	9,090	9,085	9,107
Retained earnings	13,600	13,295	305	2	13,020	12,560	12,278
Treasury stock, at cost, and other	(1,124)	(1,032)	92	9	(939)	(730)	(643)
Accumulated other comprehensive loss	(65)	(122)	(57)	(47)	(177)	(59)	(200)
Total shareholders’ equity	23,260	23,005	255	1	22,269	22,131	21,817
Total liabilities and shareholders’ equity	$189,881	$190,328	($447)	—%	$186,818	$182,559	$179,542

Common shares outstanding	522,031	524,540	(2,509)	—%	527,358	532,800	534,780
Common shares authorized	750,000	750,000	—	—	750,000	750,000	750,000
Preferred shares outstanding	12	12	—	—	7	7	7
Preferred shares authorized	50,000	50,000	—	—	50,000	50,000	50,000
Treasury shares of common stock	27,890	25,381	2,509	10	22,563	17,121	15,141
1 Includes earning assets of $168,269, $168,678, $165,434, $162,422, and $158,487 at March 31, 2015, December 31, 2014, September 30, 2014, June 30, 2014, and March 31, 2014, respectively.

SunTrust Banks, Inc. and Subsidiaries CONSOLIDATED DAILY AVERAGE BALANCES, AVERAGE YIELDS EARNED AND RATES PAID (Dollars in millions; yields on taxable-equivalent basis) (Unaudited)
	Three Months Ended						Increase/(Decrease) From
	March 31, 2015			December 31, 2014			Sequential Quarter		Prior Year Quarter
	Average Balances	Interest Income/ Expense	Yields/ Rates	Average Balances	Interest Income/ Expense	Yields/ Rates	Average Balances	Yields/ Rates	Average Balances	Yields/ Rates
ASSETS
Loans:
Commercial and industrial ("C&I") - FTE [1]	$65,725	$511	3.15%	$64,523	$554	3.41%	$1,202	(0.26)	$7,438	(0.59)
Commercial real estate ("CRE")	6,475	44	2.77	6,535	47	2.83	(60)	(0.06)	859	(0.16)
Commercial construction	1,342	10	3.17	1,245	10	3.23	97	(0.06)	448	(0.14)
Residential mortgages - guaranteed	638	6	3.58	624	6	4.08	14	(0.50)	(2,713)	(0.04)
Residential mortgages - nonguaranteed	23,104	222	3.84	23,266	227	3.91	(162)	(0.07)	(829)	(0.21)
Residential home equity products	13,953	125	3.63	14,151	126	3.54	(198)	0.09	(563)	0.04
Residential construction	398	5	5.21	424	5	4.57	(26)	0.64	(87)	0.81
Consumer student loans - guaranteed	4,755	43	3.70	5,158	47	3.65	(403)	0.05	(768)	—
Consumer other direct	4,747	50	4.24	4,345	46	4.20	402	0.04	1,788	(0.01)
Consumer indirect	10,708	83	3.13	11,588	93	3.19	(880)	(0.06)	(591)	(0.12)
Consumer credit cards	880	22	9.84	850	21	9.66	30	0.18	164	0.28
Nonaccrual	613	4	2.90	729	7	3.60	(116)	(0.70)	(333)	0.92
Total loans	133,338	1,125	3.42	133,438	1,189	3.54	(100)	(0.12)	4,813	(0.32)
Securities available for sale:
Taxable	25,676	139	2.17	25,659	155	2.41	17	(0.24)	3,254	(0.51)
Tax-exempt - FTE [1]	192	2	5.19	219	3	5.26	(27)	(0.07)	(72)	(0.06)
Total securities available for sale	25,868	141	2.18	25,878	158	2.44	(10)	(0.26)	3,182	(0.53)
Federal funds sold and securities borrowed or purchased under agreements to resell	1,141	—	—	1,205	—	—	(64)	—	163	—
Loans held for sale ("LHFS")	2,630	22	3.33	1,826	17	3.70	804	(0.37)	1,180	(0.72)
Interest-bearing deposits	23	—	0.12	22	—	0.04	1	0.08	1	(0.01)
Interest earning trading assets	5,179	19	1.49	4,858	22	1.78	321	(0.29)	1,497	(0.38)
Total earning assets	168,179	1,307	3.15	167,227	1,386	3.29	952	(0.14)	10,836	(0.38)
Allowance for loan and lease losses ("ALLL")	(1,910)			(1,931)			21		127
Cash and due from banks	6,567			6,661			(94)		1,131
Other assets	14,417			14,574			(157)		(410)
Noninterest earning trading assets and derivatives	1,402			1,357			45		103
Unrealized gains on securities available for sale, net	610			453			157		507
Total assets	$189,265			$188,341			$924		$12,294
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
NOW accounts	$33,159	$7	0.09%	$30,367	$6	0.08%	$2,792	0.01	$5,452	0.02
Money market accounts	49,193	21	0.18	47,910	20	0.16	1,283	0.02	6,438	0.06
Savings	6,082	1	0.04	5,987	1	0.03	95	0.01	47	—
Consumer time	6,793	13	0.77	6,970	13	0.76	(177)	0.01	(1,525)	(0.31)
Other time	3,957	10	1.00	4,067	10	0.99	(110)	0.01	(576)	(0.19)
Total interest-bearing consumer and commercial deposits	99,184	52	0.21	95,301	50	0.21	3,883	—	9,836	(0.03)
Brokered time deposits	916	4	1.50	1,055	5	1.66	(139)	(0.16)	(1,096)	(0.81)
Foreign deposits	334	—	0.13	344	—	0.12	(10)	0.01	333	(0.47)
Total interest-bearing deposits	100,434	56	0.22	96,700	55	0.22	3,734	—	9,073	(0.07)
Funds purchased	1,040	—	0.10	973	—	0.11	67	(0.01)	51	0.02
Securities sold under agreements to repurchase	1,922	1	0.19	2,279	1	0.19	(357)	—	(280)	0.09
Interest-bearing trading liabilities	882	5	2.37	961	6	2.38	(79)	(0.01)	183	(0.37)
Other short-term borrowings	3,698	2	0.19	6,581	3	0.20	(2,883)	(0.01)	(1,890)	(0.05)
Long-term debt	13,018	68	2.13	12,967	73	2.23	51	(0.10)	1,651	0.08
Total interest-bearing liabilities	120,994	132	0.44	120,461	138	0.45	533	(0.01)	8,788	(0.04)
Noninterest-bearing deposits	41,292			41,591			(299)		2,244
Other liabilities	3,279			3,143			136		(245)
Noninterest-bearing trading liabilities and derivatives	528			392			136		62
Shareholders’ equity	23,172			22,754			418		1,445
Total liabilities and shareholders’ equity	$189,265			$188,341			$924		$12,294
Interest Rate Spread			2.71%			2.84%		(0.13)		(0.34)
Net Interest Income - FTE [1]		$1,175			$1,248
Net Interest Margin [2]			2.83%			2.96%		(0.13)		(0.36)

1 The fully taxable-equivalent (“FTE”) basis adjusts for the tax-favored status of net interest income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of net interest income and it enhances comparability of net interest income arising from taxable and tax-exempt sources.
2 The net interest margin is calculated by dividing annualized net interest income - FTE by average total earning assets.

SunTrust Banks, Inc. and Subsidiaries CONSOLIDATED DAILY AVERAGE BALANCES, AVERAGE YIELDS EARNED AND RATES PAID, continued (Dollars in millions; yields on taxable-equivalent basis) (Unaudited)
	Three Months Ended
	September 30, 2014			June 30, 2014			March 31, 2014
	Average Balances	Interest Income/ Expense	Yields/ Rates	Average Balances	Interest Income/ Expense	Yields/ Rates	Average Balances	Interest Income/ Expense	Yields/ Rates
ASSETS
Loans:
C&I - FTE [1]	$61,700	$548	3.53%	$60,141	$545	3.63%	$58,287	$538	3.74%
CRE	6,386	46	2.86	6,052	44	2.92	5,616	41	2.93
Commercial construction	1,162	9	3.21	1,006	9	3.41	894	7	3.31
Residential mortgages - guaranteed	635	6	3.64	2,994	27	3.62	3,351	30	3.62
Residential mortgages - nonguaranteed	23,722	236	3.99	23,849	237	3.98	23,933	242	4.05
Residential home equity products	14,260	129	3.58	14,394	128	3.58	14,516	129	3.59
Residential construction	445	6	5.27	474	5	4.34	485	5	4.40
Consumer student loans - guaranteed	5,360	49	3.66	5,463	50	3.64	5,523	50	3.70
Consumer other direct	3,876	41	4.20	3,342	35	4.23	2,959	31	4.25
Consumer indirect	11,556	92	3.15	11,388	91	3.19	11,299	91	3.25
Consumer credit cards	788	19	9.74	732	18	9.63	716	17	9.56
Nonaccrual	857	5	2.16	899	6	2.81	946	5	1.98
Total loans	130,747	1,186	3.60	130,734	1,195	3.67	128,525	1,186	3.74
Securities available for sale:
Taxable	24,195	151	2.49	22,799	147	2.58	22,422	150	2.68
Tax-exempt - FTE [1]	235	3	5.24	263	3	5.26	264	3	5.25
Total securities available for sale	24,430	154	2.52	23,062	150	2.61	22,686	153	2.71
Federal funds sold and securities borrowed or purchased under agreements to resell	1,036	—	—	1,047	—	—	978	—	—
LHFS	3,367	30	3.53	1,678	17	4.03	1,450	15	4.05
Interest-bearing deposits	53	—	0.05	25	—	0.16	22	—	0.13
Interest earning trading assets	4,055	19	1.85	3,827	19	1.98	3,682	17	1.87
Total earning assets	163,688	1,389	3.37	160,373	1,381	3.45	157,343	1,371	3.53
ALLL	(1,988)			(2,023)			(2,037)
Cash and due from banks	5,573			5,412			5,436
Other assets	14,613			14,675			14,827
Noninterest earning trading assets and derivatives	1,215			1,155			1,299
Unrealized gains on securities available for sale, net	332			228			103
Total assets	$183,433			$179,820			$176,971
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
NOW accounts	$28,224	$5	0.07%	$29,198	$6	0.08%	$27,707	$5	0.07%
Money market accounts	45,562	17	0.15	42,963	15	0.14	42,755	13	0.12
Savings	6,098	1	0.03	6,182	1	0.04	6,035	—	0.04
Consumer time	7,186	14	0.75	7,701	17	0.89	8,318	22	1.08
Other time	4,182	10	0.99	4,398	12	1.07	4,533	13	1.19
Total interest-bearing consumer and commercial deposits	91,252	47	0.20	90,442	51	0.22	89,348	53	0.24
Brokered time deposits	1,392	7	1.91	1,890	10	2.19	2,012	12	2.31
Foreign deposits	232	—	0.11	3	—	—	1	—	0.60
Total interest-bearing deposits	92,876	54	0.23	92,335	61	0.27	91,361	65	0.29
Funds purchased	937	—	0.10	825	—	0.09	989	—	0.08
Securities sold under agreements to repurchase	2,177	1	0.13	2,148	1	0.12	2,202	1	0.10
Interest-bearing trading liabilities	778	5	2.72	783	6	2.83	699	5	2.74
Other short-term borrowings	6,559	4	0.23	5,796	3	0.23	5,588	3	0.24
Long-term debt	13,064	74	2.24	12,014	66	2.21	11,367	58	2.05
Total interest-bearing liabilities	116,391	138	0.47	113,901	137	0.48	112,206	132	0.48
Noninterest-bearing deposits	40,943			40,030			39,048
Other liabilities	3,620			3,599			3,524
Noninterest-bearing trading liabilities and derivatives	288			296			466
Shareholders’ equity	22,191			21,994			21,727
Total liabilities and shareholders’ equity	$183,433			$179,820			$176,971
Interest Rate Spread			2.90%			2.97%			3.05%
Net Interest Income - FTE [1]		$1,251			$1,244			$1,239
Net Interest Margin [2]			3.03%			3.11%			3.19%

[1]
The fully taxable-equivalent (“FTE”) basis adjusts for the tax-favored status of net interest income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of net interest income and it enhances comparability of net interest income arising from taxable and tax-exempt sources.

[2]	The net interest margin is calculated by dividing annualized net interest income - FTE by average total earning assets.

SunTrust Banks, Inc. and Subsidiaries OTHER FINANCIAL DATA (Dollars in millions) (Unaudited)
	Three Months Ended
	March 31		(Decrease)/Increase
	2015	2014	Amount	% [4]
CREDIT DATA
Allowance for credit losses - beginning	$1,991	$2,094	($103)	(5)%
Provision/(benefit) for unfunded commitments	—	(4)	4	(100)
Provision for loan losses:
Commercial	7	39	(32)	(82)
Residential	25	48	(23)	(48)
Consumer	23	19	4	21
Total provision for loan losses	55	106	(51)	(48)
Charge-offs:
Commercial	(28)	(33)	(5)	(15)
Residential	(68)	(85)	(17)	(20)
Consumer	(34)	(33)	1	3
Total charge-offs	(130)	(151)	(21)	(14)
Recoveries:
Commercial	11	14	(3)	(21)
Residential	9	17	(8)	(47)
Consumer	11	10	1	10
Total recoveries	31	41	(10)	(24)
Net charge-offs	(99)	(110)	(11)	(10)
Allowance for credit losses - ending	$1,947	$2,086	($139)	(7)%
Components:
Allowance for loan and lease losses ("ALLL")	$1,893	$2,040	($147)	(7)%
Unfunded commitments reserve	54	46	8	17
Allowance for credit losses	$1,947	$2,086	($139)	(7)%
Net charge-offs to average loans (annualized):
Commercial	0.09%	0.12%	(0.03)	(25)%
Residential	0.62	0.64	(0.02)	(3)
Consumer	0.46	0.47	(0.01)	(2)
Total net charge-offs to total average loans	0.30	0.35	(0.05)	(14)
Period Ended
Nonaccrual/nonperforming loans ("NPLs"):
Commercial	$165	$229	($64)	(28)%
Residential	442	684	(242)	(35)
Consumer	5	12	(7)	(58)
Total nonaccrual/nonperforming loans ("NPLs")	612	925	(313)	(34)
Other real estate owned (“OREO”)	79	151	(72)	(48)
Other repossessed assets	5	7	(2)	(29)
Nonperforming loans held for sale ("LHFS")	—	12	(12)	(100)
Total nonperforming assets ("NPAs")	$696	$1,095	($399)	(36)%
Accruing restructured loans	$2,589	$2,783	($194)	(7)%
Nonaccruing restructured loans	255	358	(103)	(29)
Accruing loans past due > 90 days (guaranteed)	937	1,095	(158)	(14)
Accruing loans past due > 90 days (non-guaranteed)	43	42	1	2
Accruing LHFS past due > 90 days	12	1	11	NM
NPLs to total loans	0.46%	0.72%	(0.26)	(36)%
NPAs to total loans plus OREO, other repossessed assets, and nonperforming LHFS	0.53	0.85	(0.32)	(38)
ALLL to period-end loans [1,2]	1.43	1.58	(0.15)	(9)
ALLL to period-end loans, excluding government guaranteed loans [1,2,3]	1.49	1.70	(0.21)	(12)
ALLL to NPLs [1,2]	310x	223x	87x	39
ALLL to annualized net charge-offs [1]	4.69x	4.56x	0.13x	3

1 This ratio is computed using the allowance for loan and lease losses.
2 Loans carried at fair value were excluded from the calculation.
3 See Appendix A for reconciliation of non-U.S. GAAP performance measures.
4 "NM" - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries FIVE QUARTER OTHER FINANCIAL DATA (Dollars in millions) (Unaudited)
	Three Months Ended				Three Months Ended
	March 31	December 31	(Decrease)/Increase		September 30	June 30	March 31
	2015	2014	Amount	% [4]	2014	2014	2014
CREDIT DATA
Allowance for credit losses - beginning	$1,991	$2,011	($20)	(1)%	$2,046	$2,086	$2,094
Provision/(benefit) for unfunded commitments	—	11	(11)	(100)	—	(3)	(4)
Provision for loan losses:
Commercial	7	29	(22)	(76)	25	18	39
Residential	25	12	13	NM	34	32	48
Consumer	23	22	1	5	34	26	19
Total provision for loan losses	55	63	(8)	(13)	93	76	106
Charge-offs:
Commercial	(28)	(31)	(3)	(10)	(26)	(38)	(33)
Residential	(68)	(65)	3	5	(104)	(90)	(85)
Consumer	(34)	(38)	(4)	(11)	(34)	(30)	(33)
Total charge-offs	(130)	(134)	(4)	(3)	(164)	(158)	(151)
Recoveries:
Commercial	11	17	(6)	(35)	14	12	14
Residential	9	13	(4)	(31)	12	23	17
Consumer	11	10	1	10	10	10	10
Total recoveries	31	40	(9)	(23)	36	45	41
Net charge-offs	(99)	(94)	5	5	(128)	(113)	(110)
Allowance for credit losses - ending	$1,947	$1,991	($44)	(2)%	$2,011	$2,046	$2,086
Components:
ALLL	$1,893	$1,937	($44)	(2)%	$1,968	$2,003	$2,040
Unfunded commitments reserve	54	54	—	—	43	43	46
Allowance for credit losses	$1,947	$1,991	($44)	(2)%	$2,011	$2,046	$2,086
Net charge-offs to average loans (annualized):
Commercial	0.09%	0.08%	0.01	13%	0.07%	0.15%	0.12%
Residential	0.62	0.53	0.09	17	0.91	0.64	0.64
Consumer	0.46	0.49	(0.03)	(6)	0.45	0.38	0.47
Total net charge-offs to total average loans	0.30	0.28	0.02	7	0.39	0.35	0.35
Period Ended
Nonaccrual/NPLs:
Commercial	$165	$173	($8)	(5)%	$219	$247	$229
Residential	442	455	(13)	(3)	535	642	684
Consumer	5	6	(1)	(17)	8	10	12
Total nonaccrual/NPLs	612	634	(22)	(3)	762	899	925
OREO	79	99	(20)	(20)	112	136	151
Other repossessed assets	5	9	(4)	(44)	7	6	7
Nonperforming LHFS	—	38	(38)	(100)	53	—	12
Total NPAs	$696	$780	($84)	(11)%	$934	$1,041	$1,095
Accruing restructured loans	$2,589	$2,592	($3)	—%	$2,596	$2,617	$2,783
Nonaccruing restructured loans	255	273	(18)	(7)	316	365	358
Accruing loans past due > 90 days (guaranteed)	937	1,022	(85)	(8)	1,031	1,011	1,095
Accruing loans past due > 90 days (non-guaranteed)	43	35	8	23	35	34	42
Accruing LHFS past due > 90 days	12	1	11	NM	—	1	1
NPLs to total loans	0.46%	0.48%	(0.02)	(4)%	0.58%	0.69%	0.72%
NPAs to total loans plus OREO, other repossessed assets, and nonperforming LHFS	0.53	0.59	(0.06)	(10)	0.71	0.80	0.85
ALLL to period-end loans [1,2]	1.43	1.46	(0.03)	(2)	1.49	1.55	1.58
ALLL to period-end loans, excluding government guaranteed loans [1,2,3]	1.49	1.52	(0.03)	(2)	1.56	1.62	1.70
ALLL to NPLs [1,2]	310x	307x	3	1	260x	225x	223x
ALLL to annualized net charge-offs [1]	4.69x	5.19x	0.50x	10	3.88x	4.41x	4.56x

1 This ratio is computed using the allowance for loan and lease losses.
2 Loans carried at fair value were excluded from the calculation.
3 See Appendix A for reconciliation of non-U.S. GAAP performance measures.
4 "NM" - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries OTHER FINANCIAL DATA, continued (Dollars in millions and shares in thousands) (Unaudited)
	Three Months Ended March 31
	Core Deposit Intangibles	MSRs - Fair Value	Other	Total
OTHER INTANGIBLE ASSETS ROLLFORWARD
Balance, beginning of period	$4	$1,300	$30	$1,334
Amortization	(1)	—	(2)	(3)
Mortgage servicing rights (“MSRs”) originated	—	32	—	32
Fair value changes due to inputs and assumptions [1]	—	(46)	—	(46)
Other changes in fair value [2]	—	(35)	—	(35)
Balance, March 31, 2014	$3	$1,251	$28	$1,282

Balance, beginning of period	$—	$1,206	$13	$1,219
Amortization	—	—	(1)	(1)
MSRs originated	—	46	—	46
MSRs purchased	—	56	—	56
Fair value changes due to inputs and assumptions [1]	—	(78)	—	(78)
Other changes in fair value [2]	—	(48)	—	(48)
Sale of MSRs	—	(1)	—	(1)
Balance, March 31, 2015	$—	$1,181	$12	$1,193
1 Primarily reflects changes in discount rates and prepayment speed assumptions, due to changes in interest rates.
2 Represents changes due to the collection of expected cash flows, net of accretion, due to the passage of time.

	Three Months Ended
	March 31	December 31	September 30	June 30	March 31
	2015	2014	2014	2014	2014
COMMON SHARE ROLLFORWARD
Balance, beginning of period	524,540	527,358	532,800	534,780	536,097
Common shares issued for employee benefit plans and restricted stock activity	364	106	39	109	37
Repurchase of common stock	(2,873)	(2,924)	(5,481)	(2,089)	(1,354)
Balance, end of period	522,031	524,540	527,358	532,800	534,780

SunTrust Banks, Inc. and Subsidiaries RECONCILEMENT OF NON-U.S. GAAP MEASURES APPENDIX A TO THE EARNINGS RELEASE (Dollars in millions, except per share data) (Unaudited)
	Three Months Ended
	March 31	December 31	September 30	June 30	March 31
	2015	2014	2014	2014	2014
NON-U.S. GAAP MEASURES PRESENTED IN THE EARNINGS RELEASE [1]
Net interest income	$1,140	$1,211	$1,215	$1,209	$1,204
Taxable-equivalent adjustment	35	37	36	35	35
Net interest income - FTE	1,175	1,248	1,251	1,244	1,239
Noninterest income	817	795	780	957	791
Total revenue - FTE	1,992	2,043	2,031	2,201	2,030
Gain on sale of asset management subsidiary	—	—	—	(105)	—
Total revenue - FTE, excluding gain on sale of asset management subsidiary [2]	$1,992	$2,043	$2,031	$2,096	$2,030
Noninterest income	$817	$795	$780	$957	$791
Gain on sale of asset management subsidiary	—	—	—	(105)	—
Noninterest income, excluding gain on sale of asset management subsidiary [2]	$817	$795	$780	$852	$791
Return on average common shareholders’ equity	7.59%	6.91%	10.41%	7.29%	7.59%
Effect of removing average intangible assets, excluding MSRs	2.94	2.71	4.18	3.00	3.19
Return on average tangible common shareholders' equity [3]	10.53%	9.62%	14.59%	10.29%	10.78%
Efficiency ratio [4]	64.23%	69.00%	62.03%	68.93%	66.83%
Impact of excluding amortization of intangible assets	(0.32)	(0.56)	(0.34)	(0.16)	(0.18)
Tangible efficiency ratio [5]	63.91	68.44	61.69	68.77	66.65
Impact of Form 8-K and other legacy mortgage-related items	—	(7.10)	—	(5.08)	—
Adjusted tangible efficiency ratio [5,6]	63.91%	61.34%	61.69%	63.69%	66.65%

	March 31	December 31	September 30	June 30	March 31
	2015	2014	2014	2014	2014
Total shareholders' equity	$23,260	$23,005	$22,269	$22,131	$21,817
Goodwill, net of deferred taxes of $231 million, $214 million, $210 million, $206 million, and $193 million, respectively	(6,106)	(6,123)	(6,127)	(6,131)	(6,184)
Other intangible assets, net of deferred taxes of $0, $0, $0, $1 million, and $1 million, respectively, and MSRs	(1,193)	(1,219)	(1,320)	(1,276)	(1,281)
MSRs	1,181	1,206	1,305	1,259	1,251
Tangible equity	17,142	16,869	16,127	15,983	15,603
Preferred stock	(1,225)	(1,225)	(725)	(725)	(725)
Tangible common equity	$15,917	$15,644	$15,402	$15,258	$14,878
Total assets	$189,881	$190,328	$186,818	$182,559	$179,542
Goodwill	(6,337)	(6,337)	(6,337)	(6,337)	(6,377)
Other intangible assets including MSRs	(1,193)	(1,219)	(1,320)	(1,277)	(1,282)
MSRs	1,181	1,206	1,305	1,259	1,251
Tangible assets	$183,532	$183,978	$180,466	$176,204	$173,134
Tangible equity to tangible assets [7]	9.34%	9.17%	8.94%	9.07%	9.01%
Tangible book value per common share [8]	$30.49	$29.82	$29.21	$28.64	$27.82
Total loans	$132,380	$133,112	$132,151	$129,744	$129,196
Government guaranteed loans	(4,992)	(5,459)	(5,965)	(6,081)	(8,828)
Loans held at fair value	(268)	(272)	(284)	(292)	(299)
Total loans, excluding government guaranteed and fair value loans	$127,120	$127,381	$125,902	$123,371	$120,069
ALLL to total loans, excluding government guaranteed and fair value loans [9]	1.49%	1.52%	1.56%	1.62%	1.70%

SunTrust Banks, Inc. and Subsidiaries RECONCILEMENT OF NON-U.S. GAAP MEASURES APPENDIX A TO THE EARNINGS RELEASE, continued (Dollars in millions, except per share data) (Unaudited)
	Three Months Ended
	March 31	December 31	September 30	June 30	March 31
	2015	2014	2014	2014	2014
NON-U.S. GAAP MEASURES PRESENTED IN THE EARNINGS RELEASE [1]
Net income available to common shareholders	$411	$378	$563	$387	$393
Form 8-K and other legacy mortgage-related items:
Operating losses related to settlement of certain legal matters	—	—	—	204	—
Gain on sale of asset management subsidiary	—	—	—	(105)	—
Other legacy mortgage-related matters	—	145	—	(25)	—
Tax benefit related to above items	—	(57)	—	(25)	—
Tax benefit related to completion of tax authority exam	—	—	(130)	—	—
Total Form 8-K and other legacy mortgage-related items	—	88	(130)	49	—
Adjusted net income available to common shareholders [6]	$411	$466	$433	$436	$393

Net income per average common share, diluted	$0.78	$0.72	$1.06	$0.72	$0.73
Impact of Form 8-K and other legacy mortgage-related items	—	0.17	(0.25)	0.09	—
Adjusted net income per average common diluted share [6,10]	$0.78	$0.88	$0.81	$0.81	$0.73

1 Certain amounts in this schedule are presented net of applicable income taxes, which are calculated based on each subsidiary’s federal and state tax rates and laws. In general, the federal marginal tax rate is 35%, but the state marginal tax rates range from 1% to 8% in accordance with the subsidiary’s income tax filing requirements with various tax authorities. Additionally, the effective tax rate may differ from the federal and state marginal tax rates in certain cases where a permanent difference exists.
2 SunTrust presents total revenue - FTE excluding gain on sale of asset management subsidiary and noninterest income excluding gain on sale of asset management subsidiary. The Company believes revenue and noninterest income excluding the gain on sale of the asset management subsidiary is more indicative of the Company’s performance because it isolates income that is primarily client relationship and client transaction driven and is more indicative of normalized operations.
3 SunTrust presents return on average tangible common shareholders' equity to exclude intangible assets, except for MSRs. The Company believes this measure is useful to investors because, by removing the effect of intangible assets, except for MSRs (the level of which may vary from company to company), it allows investors to more easily compare the Company’s return on average common shareholders' equity to other companies in the industry who present a similar measure. The Company also believes that removing intangible assets, except for MSRs, is a more relevant measure of the return on the Company's common shareholders' equity.
4 Computed by dividing noninterest expense by total revenue - FTE. The FTE basis adjusts for the tax-favored status of net interest income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of net interest income and it enhances comparability of net interest income arising from taxable and tax-exempt sources.
5 SunTrust presents a tangible efficiency ratio, which excludes the amortization of intangible assets. The Company believes this measure is useful to investors because, by removing the effect of these intangible asset costs (the level of which may vary from company to company), it allows investors to more easily compare the Company’s efficiency to other companies in the industry. This measure is utilized by management to assess the efficiency of the Company and its lines of business.
6 SunTrust presents adjusted net income available to common shareholders, adjusted net income per average common diluted share, and an adjusted tangible efficiency ratio excluding items previously announced on Form 8-Ks filed with the SEC on January 5, 2015, September 9, 2014, and July 3, 2014, as well as other legacy mortgage-related items. The Company believes this measure is useful to investors because it removes the effect of material items impacting current and prior periods' results, allowing a more useful view of normalized operations. Removing these items also allows investors to compare the Company's results to other companies in the industry that may not have had similar items impacting their results.
7 SunTrust presents a tangible equity to tangible assets ratio that excludes the after-tax impact of purchase accounting intangible assets. The Company believes this measure is useful to investors because, by removing the effect of intangible assets that result from merger and acquisition activity (the level of which may vary from company to company), it allows investors to more easily compare the Company’s capital adequacy to other companies in the industry. This measure is used by management to analyze capital adequacy.
8 SunTrust presents a tangible book value per common share that excludes the after-tax impact of purchase accounting intangible assets and also excludes preferred stock from tangible equity. The Company believes this measure is useful to investors because, by removing the effect of intangible assets that result from merger and acquisition activity as well as preferred stock (the level of which may vary from company to company), it allows investors to more easily compare the Company’s book value on common stock to other companies in the industry.
9 SunTrust presents a ratio of ALLL to total loans, excluding government guaranteed and fair value loans. The Company believes that the exclusion of loans that are held at fair value with no related allowance, and loans guaranteed by a government agency that do not have an associated allowance recorded due to nominal risk of principal loss, better depicts the allowance relative to loans the allowance is intended to cover.
10Amounts may not foot as presented due to rounding.

SunTrust Banks, Inc. and Subsidiaries CONSUMER BANKING AND PRIVATE WEALTH MANAGEMENT (Dollars in millions) (Unaudited)
	Three Months Ended March 31
	2015	2014	% Change
Statements of Income:
Net interest income	$667	$644	4%
FTE adjustment	—	—	—
Net interest income - FTE	667	644	4
Provision for credit losses [1]	70	53	32
Net interest income - FTE - after provision for credit losses	597	591	1
Noninterest income before securities gains	363	361	1
Securities gains, net	—	—	—
Total noninterest income	363	361	1
Noninterest expense before amortization	719	704	2
Amortization	1	3	(67)
Total noninterest expense	720	707	2
Income - FTE - before provision for income taxes	240	245	(2)
Provision for income taxes	89	90	(1)
FTE adjustment	—	—	—
Net income including income attributable to noncontrolling interest	151	155	(3)
Less: net income attributable to noncontrolling interest	—	—	—
Net income	$151	$155	(3)

Total revenue - FTE	$1,030	$1,005	2
Selected Average Balances:
Total loans	$41,128	$41,259	—%
Goodwill	4,262	4,262	—
Other intangible assets excluding MSRs	13	23	(43)
Total assets	47,133	46,938	—
Consumer and commercial deposits	90,681	84,358	7
Performance Ratios:
Efficiency ratio	69.96%	70.33%
Impact of excluding amortization and associated funding cost of intangible assets	(1.66)	(2.08)
Tangible efficiency ratio	68.30%	68.25%
Other Information (End of Period):
Managed (discretionary) assets	$45,840	$50,639	(9)%
Non-managed assets	57,439	55,039	4
Total assets under administration	103,279	105,678	(2)
Brokerage assets	48,440	44,398	9
Total assets under advisement	$151,719	$150,076	1

[1]
Provision for credit losses represents net charge-offs by segment combined with an allocation to the segments for the provision attributable to quarterly changes in the allowance for loan and lease losses and unfunded commitment reserve balances.

SunTrust Banks, Inc. and Subsidiaries WHOLESALE BANKING (Dollars in millions) (Unaudited)
	Three Months Ended March 31
	2015	2014 [1]	% Change [3]
Statements of Income:
Net interest income	$428	$391	9%
FTE adjustment	34	34	—
Net interest income - FTE	462	425	9
(Benefit)/provision for credit losses [2]	(4)	23	NM
Net interest income - FTE - after (benefit)/provision for credit losses	466	402	16
Noninterest income before securities gains	311	275	13
Securities gains, net	—	—	—
Total noninterest income	311	275	13
Noninterest expense before amortization	402	418	(4)
Amortization	5	—	NM
Total noninterest expense	407	418	(3)
Income - FTE - before provision for income taxes	370	259	43
Provision for income taxes	91	49	86
FTE adjustment	34	34	—
Net income including income attributable to noncontrolling interest	245	176	39
Less: net income attributable to noncontrolling interest	—	—	—
Net income	$245	$176	39

Total revenue - FTE	$773	$700	10
Selected Average Balances:
Total loans	$67,732	$58,936	15%
Goodwill	2,075	2,067	—
Other intangible assets excluding MSRs	—	—	—
Total assets	81,227	70,041	16
Consumer and commercial deposits	47,478	42,287	12
Performance Ratios:
Efficiency ratio	52.62%	59.69%
Impact of excluding amortization and associated funding cost of intangible assets	(1.41)	(1.06)
Tangible efficiency ratio	51.21%	58.63%

[1]
During the second quarter of 2014 the Company sold its registered asset management subsidiary, RidgeWorth; the results of which were previously reported within the Wholesale Banking segment. The financial results of RidgeWorth for the three months ended March 31, 2014 have been transferred to the Corporate Other segment to provide for enhanced comparability for the Wholesale Banking segment excluding RidgeWorth.

[2]
(Benefit)/provision for credit losses represents net charge-offs by segment combined with an allocation to the segments for the provision attributable to quarterly changes in the allowance for loan and lease losses and unfunded commitment reserve balances.

[3]	“NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries MORTGAGE BANKING (Dollars in millions) (Unaudited)
	Three Months Ended March 31
	2015	2014	% Change [2]
Statements of Income:
Net interest income	$121	$134	(10)%
FTE adjustment	—	—	—
Net interest income - FTE	121	134	(10)
(Benefit)/provision for credit losses [1]	(10)	26	NM
Net interest income - FTE - after (benefit)/provision for credit losses	131	108	21
Noninterest income before securities gains	132	100	32
Securities gains, net	—	—	—
Total noninterest income	132	100	32
Noninterest expense before amortization	177	186	(5)
Amortization	—	—	—
Total noninterest expense	177	186	(5)
Income - FTE - before provision for income taxes	86	22	NM
Provision for income taxes	28	6	NM
FTE adjustment	—	—	—
Net income including income attributable to noncontrolling interest	58	16	NM
Less: net income attributable to noncontrolling interest	—	—	—
Net Income	$58	$16	NM

Total revenue - FTE	$253	$234	8
Selected Average Balances:
Total loans	$24,439	$28,286	(14)%
Goodwill	—	—	—
Other intangible assets excluding MSRs	—	—	—
Total assets	27,936	31,550	(11)
Consumer and commercial deposits	2,359	1,887	25
Performance Ratios:
Efficiency ratio	70.20%	79.26%
Impact of excluding amortization and associated funding cost of intangible assets	—	—
Tangible efficiency ratio	70.20%	79.26%
Other Information:
Production Data
Channel mix
Retail	$2,423	$1,680	44%
Correspondent	2,686	1,426	88
Total production	$5,109	$3,106	64
Channel mix - percent
Retail	47%	54%
Correspondent	53	46
Total production	100%	100%
Purchase and refinance mix
Refinance	$3,071	$1,355	NM
Purchase	2,038	1,751	16
Total production	$5,109	$3,106	64
Purchase and refinance mix - percent
Refinance	60%	44%
Purchase	40	56
Total production	100%	100%

Applications	$9,794	$5,029	95
Mortgage Servicing Data (End of Period):
Total loans serviced	$141,760	$135,180	5%
Total loans serviced for others	115,179	105,746	9
Net carrying value of MSRs	1,181	1,251	(6)
Ratio of net carrying value of MSRs to total loans serviced for others	1.025%	1.183%
1 (Benefit)/provision for credit losses represents net charge-offs by segment combined with an allocation to the segments for the provision attributable to quarterly changes in the allowance for loan and lease losses and unfunded commitment reserve balances.
2 “NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries CORPORATE OTHER (Dollars in millions) (Unaudited)
	Three Months Ended March 31
	2015	2014 [1]	% Change [4]
Statements of Income:
Net interest (expense)/income [2]	($76)	$35	NM
FTE adjustment	1	1	—
Net interest (expense)/income - FTE [2]	(75)	36	NM
Benefit for credit losses [3]	(1)	—	NM
Net interest (expense)/income - FTE - after benefit for credit losses [2]	(74)	36	NM
Noninterest income before securities losses	11	56	(80)
Securities losses, net	—	(1)	(100)
Total noninterest income	11	55	(80)
Noninterest expense before amortization	(25)	46	NM
Amortization	1	—	NM
Total noninterest expense	(24)	46	NM
(Loss)/income - FTE - before benefit for income taxes	(39)	45	NM
Benefit for income taxes	(17)	(20)	(15)
FTE adjustment	1	1	—
Net (loss)/income including income attributable to noncontrolling interest	(23)	64	NM
Less: net income attributable to noncontrolling interest	2	6	(67)
Net (loss)/income	($25)	$58	NM

Total revenue - FTE	($64)	$91	NM

Selected Average Balances:
Total loans	$39	$44	(11)%
Securities available for sale	25,809	22,585	14
Goodwill	—	40	(100)
Other intangible assets excluding MSRs	—	9	(100)
Total assets	32,969	28,442	16
Consumer and commercial deposits	(42)	(136)	(69)

Other Information (End of Period):
Managed (discretionary) assets	$—	$44,314	(100)%
Non-managed assets	—	—	—
Total assets under administration	—	44,314	(100)
Brokerage assets	—	—	—
Total assets under advisement	$—	$44,314	(100)

Duration of investment portfolio (in years)	3.6	4.5
Net interest income interest rate sensitivity:
% Change in net interest income under:
Instantaneous 100 bp increase in rates over next 12 months	3.8%	2.3%
Instantaneous 200 bp increase in rates over next 12 months	7.2%	4.5%
Instantaneous 25 bp decrease in rates over next 12 months	(1.2)%	(0.9)%

[1]
During the second quarter of 2014 the Company sold its registered asset management subsidiary, RidgeWorth; the results of which were previously reported within the Wholesale Banking segment. The financial results of RidgeWorth for the three months ended March 31, 2014 have been transferred to the Corporate Other segment to provide for enhanced comparability for the Wholesale Banking segment excluding RidgeWorth.

[2]	Net interest expense is driven by matched funds transfer pricing applied for segment reporting and actual net interest income.

[3]
Benefit for credit losses represents net charge-offs by segment combined with an allocation to the segments for the provision attributable to quarterly changes in the allowance for loan and lease losses and unfunded commitment reserve balances.

[4]	“NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries
CONSOLIDATED - SEGMENT TOTALS
(Dollars in millions) (Unaudited)

	Three Months Ended March 31
	2015	2014	% Change [1]
Statements of Income:
Net interest income	$1,140	$1,204	(5)%
FTE adjustment	35	35	—
Net interest income - FTE	1,175	1,239	(5)
Provision for credit losses	55	102	(46)
Net interest income - FTE - after provision for credit losses	1,120	1,137	(1)
Noninterest income before securities losses	817	792	3
Securities losses, net	—	(1)	(100)
Total noninterest income	817	791	3
Noninterest expense before amortization	1,273	1,354	(6)
Amortization	7	3	NM
Total noninterest expense	1,280	1,357	(6)
Income - FTE - before provision for income taxes	657	571	15
Provision for income taxes	191	125	53
FTE adjustment	35	35	—
Net income including income attributable to noncontrolling interest	431	411	5
Less: net income attributable to noncontrolling interest	2	6	(67)
Net income	$429	$405	6

Total revenue - FTE	$1,992	$2,030	(2)

Selected Average Balances:
Total loans	$133,338	$128,525	4%
Goodwill	6,337	6,369	(1)
Other intangible assets excluding MSRs	13	32	(59)
Total assets	189,265	176,971	7
Consumer and commercial deposits	140,476	128,396	9

Performance Ratios:
Efficiency ratio	64.23%	66.83%
Impact of excluding amortization and associated funding cost of intangible assets	(0.32)	(0.18)
Tangible efficiency ratio	63.91%	66.65%

Other Information (End of Period):
Managed (discretionary) assets	$45,840	$94,953	(52)%
Non-managed assets	57,439	55,039	4
Total assets under administration	103,279	149,992	(31)
Brokerage assets	48,440	44,398	9
Total assets under advisement	$151,719	$194,390	(22)

[1]	“NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.